Exhibit 5.1

December 22, 2022

Kineta, Inc. 219 Terry Ave. N., Suite 300 Seattle, WA 98109 Re: Registration Statement on Form S-8	Orrick, Herrington & Sutcliffe LLP 222 Berkeley St., Suite 2000 Boston, MA 02116 +1-617-880-1800 orrick.com

Ladies and Gentlemen:

We have acted as counsel for Kineta, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an aggregate of 3,224,065 shares of the Company’s common stock (“Common Stock”), par value $0.001 per share (the “Shares”). The Shares include (i) 908,205 shares of the Common Stock issuable with respect to Kineta (as defined below) options and Kineta restricted stock units assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of June 5, 2022, by and among the Company, Kineta Operating, Inc. (formerly known as Kineta, Inc.) (“Kineta”) and Yacht Merger Sub, Inc. (such Kineta options and Kineta restricted stock units were previously granted pursuant to the Kineta Amended and Restated 2008 Stock Plan, the Kineta 2010 Equity Incentive Plan, as amended, and the Kineta 2020 Equity Incentive Plan (collectively, the “Legacy Plans”), and (ii) 2,315,860 shares of Common Stock reserved and available for future issuance under the Kineta, Inc. 2022 Equity Incentive Plan (the “2022 Plan” and, together with the Legacy Plans, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated Bylaws, (iii) the Plans, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plans have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the applicable Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP